UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2016

EVOKE PHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36075	20-8447886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Lomas Santa Fe Drive, Suite 270 Solana Beach, California		92075
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 345-1494

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On May 16, 2016, Evoke Pharma, Inc. (the “Company”) entered into a Master Supply Agreement (the “Agreement”) with Cosma S.p.A. (“COSMA”), pursuant to which COSMA will be the exclusive commercial supplier of the active pharmaceutical ingredient (“API”) in the Company’s product candidate EVK-001.  EVK-001 is the Company’s novel nasal spray for delivery of metoclopramide for the symptomatic relief of acute and recurrent diabetic gastroparesis in women.  The Agreement is effective as of May 11, 2016 (the “Effective Date”).

Pursuant to the Agreement, COSMA will provide the Company with the API for EVK-001 that will enable the production of commercial scale quantities in accordance with the U.S. Food and Drug Administration standards for chemistry, manufacturing, and controls. COSMA has been providing metoclopramide to the Company for several years in association with the Company’s clinical trial material supply needs and registration batches, as well as commercial scale production.  Under the Agreement, the API will be supplied pursuant to purchase orders which the Company may deliver to COSMA from time to time, and there is no minimum supply requirement.  In the event COSMA discontinues supply of the API for any reason, including by reason of a force majeure event, or materially changes the API specifications, then the Company may require COSMA to supply up to a two years’ supply of the API based on the Company’s purchase orders over the preceding two years.

The term of the Agreement is three years from the Effective Date, which term shall be automatically extended (1) for an additional period equivalent to the time elapsing from the Effective Date to the date of the first commercial launch of EVK-001 and (2) for successive one year periods thereafter, unless terminated earlier.  Either party may terminate the Agreement on 180 days’ written notice to the other party or on 30 days’ written notice to the other party for such party’s material uncured breach.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the period ending June 30, 2016, requesting confidential treatment for certain portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOKE PHARMA, INC.

Date: May 19, 2016	By:	/s/ Matthew J. D’Onofrio
	Name:	Matthew J. D’Onofrio
	Title:	Executive Vice President, Chief Business Officer and Secretary